EXHIBIT 1



                         CONSENT OF INDEPENDENT AUDITORS
                         -------------------------------




We hereby consent to the incorporation by reference in the Prospectus Supplement of Bear Stearns Asset Backed Securities Trust 2004-HE1, relating to the Asset Backed Certificates, Series 2004-HE1 comprising part of the Registration Statement (No. 333-91334) of Bear Stearns Asset Backed Securities, Inc., of our report, dated February 3, 2003 (except for Note 16, which is dated December 23,
2003), relating to our audits of the consolidated financial statements of ACE Guaranty Corp. as of December 31, 2002 and 2001, and for each of the three years in the period ended December 31, 2002. We also consent to the reference to our firm under the caption "Experts" in the Prospectus Supplement.



PricewaterhouseCoopers LLP

New York, New York

January 27, 2004